Exhibit 99.2

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, CA 94089

July 26, 2016

CFO Commentary on Second Quarter 2016 Preliminary Financial Results

Related Information

The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ second quarter 2016 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into its performance in advance of the earnings call webcast.

Q2 2016 Financial Results

GAAP

(in millions, except per share amounts and percentages)	Q2’16	Q1’16	Q2’15	Q/Q Change		Y/Y Change
Revenue	$1,221.3	$1,097.9	$1,222.2	1	1%	—%
Product	862.1	753.0	899.7	1	4%		(4)%
Service	359.2	344.9	322.5		4%	1	1%
Gross margin %	61.9%	62.9%	63.9%	(1.	0)pts	(2.	0)pts
Research and development	247.9	251.0	251.6		(1)%		(1)%
Sales and marketing	243.7	231.8	232.4		5%		5%
General and administrative	58.6	59.4	56.3		(1)%		4%
Restructuring charges (benefits)	2.4	—	(1.9)	N	/M	(22	6)%

Total operating expenses	$552.6	$542.2	$538.4		2%		3%

Operating margin %	16.7%	13.5%	19.9%	3.	2pts	(3.	2)pts

Net income	$140.0	$91.4	$158.0	5	3%	(1	1)%

Diluted EPS	$0.36	$0.23	$0.40	5	7%	(1	0)%

N/M - Not meaningful

Non-GAAP

(in millions, except per share amounts and percentages)	Q3’16 Guidance	Q2’16	Q1’16	Q2’15	Q/Q Change		Y/Y Change
Revenue(1)	$1,250 +/- $30	$1,221.3	$1,097.9	$1,222.2	1	1%	—%
Product(1)		862.1	753.0	899.7	1	4%		(4)%
Service(1)		359.2	344.9	322.5		4%	1	1%
Gross margin %	63% +/-0.5%	63.0%	63.7%	64.8%	(0.	7)pts	(1.	8)pts
Research and development		218.0	217.1	218.4	—%		—%
Sales and marketing		228.3	220.8	217.6		3%		5%
General and administrative		48.0	49.9	47.7		(4)%		1%

Total operating expenses	$500 +/- $5	$494.3	$487.8	$483.7		1%		2%

Operating margin %	~23%	22.5%	19.3%	25.2%	3.	2pts	(2.	7)pts

Net income		$191.6	$142.2	$208.8	3	5%		(8)%

Diluted EPS	$0.48 - $0.54	$0.50	$0.37	$0.53	3	5%		(6)%

(1)	Revenue numbers are GAAP.

The following CFO Commentary contains non-GAAP financial measures and the reconciliations to GAAP can be found at the end of this document. We are unable to provide a reconciliation of forward-looking non-GAAP guidance measures to corresponding GAAP measures without unreasonable effort due to the overall high variability and low visibility of most of the items that are excluded from our non-GAAP guidance measures. More information on these exclusions can be found under “Q3 2016 Outlook” below.

Q2 2016 Overview

The June quarter results reflect strong sequential revenue and earnings growth. Sequentially, revenue grew across all technologies, geographies and markets. Enterprise growth of 23% quarter-over-quarter, was driven by improved spending patterns following a cautious Q1. Service Provider revenue grew 6% sequentially, primarily driven by Telecom deployments and an increase in revenue from Cloud Providers. Our Services business continues to be strong, with solid growth both quarter-over-quarter and year-over-year.

In reviewing our top 10 customers for the quarter, five were Telecoms, four were Cloud or Cable Providers, and one was an Enterprise. Of these customers, two were located outside of the U.S.

Our underlying demand metrics were healthy this quarter, with a product book-to-bill greater than one, and a strong increase in product deferred revenue year-over-year and sequentially.

In the quarter, we had cash flow from operations of $354 million, up $91 million year-over-year, and up $182 million sequentially. We repurchased $126 million of shares and paid $38 million in dividends. Since the first quarter of 2014, inclusive of share repurchases and dividends, we have returned approximately $3.91 billion of capital to shareholders against our commitment to return $4.1 billion by the end of 2016.

Revenue

Product & Service

•	Routing product revenue: $575 million, down 5% year-over-year and up 14% sequentially. The year-over-year decline was driven by Cable and Cloud Providers, partially offset by an increase in our Government vertical. Sequentially, the increase was driven by Telecom and Cloud Providers and to a lesser extent, our Government vertical. PTX results were strong, growing year-over-year and sequentially, while MX was down year-over-year and up sequentially.

•	Switching product revenue: $209 million, up 10% year-over-year and up 19% sequentially. Year-over-year, we saw growth in both Enterprise and Service Provider. The sequential increase was driven by Enterprise, partially offset by a slight decrease in Service Provider. We saw continued data center growth with our QFX family of products growing year-over-year and sequentially. Campus and branch declined year-over-year and was up sequentially.

•	Security product revenue: $78 million, down 27% year-over-year and up 7% sequentially. The year-over-year decrease was primarily due to Enterprise and to a lesser extent Service Provider. The sequential increase was driven by Enterprise and Telecom. Our ScreenOS and Other Legacy products were $4 million, down 67% year-over-year and 26% from the prior quarter.

•	Service revenue: $359 million, up 11% year-over-year and up 4% sequentially. The year-over-year and sequential increase in revenue was primarily driven by strong renewal and attach rates of support contracts.

Geography

•	Americas: $720 million, down 2% year-over-year and up 15% sequentially. The year-over-year decline was due to Cloud and Cable Providers, partially offset by an increase in Enterprise. Sequentially, the increase was driven primarily by Telecom due to timing of deployments for some Tier 1 Telecoms. In the quarter, Enterprise also grew sequentially, primarily driven by our Government vertical.

•	EMEA: $300 million, down 5% year-over-year and up 5% from the prior quarter. The year-over-year decline was due to Telecom and Enterprise. Sequentially, the increase was driven primarily by Cloud Providers, partially offset by Telecom.

•	APAC: $201 million, up 18% year-over-year and up 9% quarter-over-quarter. The year-over-year and quarter-over-quarter growth was driven primarily by Enterprise and Telecom.

Market

•	Service Provider: $835 million, flat year-over-year and up 6% from the prior quarter. Year-over-year growth in APAC was offset by declines in the Americas and EMEA. Sequentially, all geographies increased.

•	Enterprise: $386 million, flat from the prior year and up 23% from the prior quarter. Year-over-year growth in the Americas and APAC was offset by a decline in EMEA. Sequentially, all geographies increased.

Gross Margins

•	GAAP gross margins: 61.9%, compared to 63.9% from the prior year and 62.9% from last quarter.

Non-GAAP gross margins: 63.0%, compared to 64.8% from the prior year and 63.7% from last quarter.

•	GAAP product gross margins: 61.9%, down 3.5 points from a year ago and down 1.2 points from last quarter.

Non-GAAP product gross margins: 62.8%, down 3.3 points from a year ago and down 0.9 points from last quarter.

Sequentially, the decrease in product gross margins, on a GAAP and non-GAAP basis, was driven by elevated pricing pressure, primarily in EMEA, as well as product mix. This was partially offset by improvements in our cost structure. While the pricing environment is challenging, we remain focused on delivering innovation and continued improvements to our cost structure.

•	GAAP service gross margins: 62.0%, up 2.0 points from a year ago and down 0.6 points quarter-over-quarter.

Non-GAAP service gross margins: 63.3%, up 2.0 points from a year ago and down 0.4 points quarter-over-quarter.

Sequentially, the decrease in services gross margins, on a GAAP and non-GAAP basis, was due to higher support revenue offset by timing of spare parts purchases.

Operating Expenses

•	GAAP operating expenses: $553 million, an increase of 14 million, or 3% year-over-year, and an increase of $10 million, or 2%, sequentially.

Non-GAAP operating expenses: $494 million, an increase of $11 million, or 2% year-over-year, and an increase of $7 million, or 1%, sequentially.

The year-over-year increase, on a GAAP and non-GAAP basis, was driven by the BTI acquisition and an increase in sales and marketing with the intention to capture the growth opportunities from our new products, partially offset by lower variable compensation. Sequentially, the increase was primarily due to the BTI acquisition and partially offset by disciplined opex management. GAAP operating expenses were 45.2% of revenue, down 4.2 points quarter-over-quarter. On a non-GAAP basis, operating expenses were 40.5% of revenue, down 3.9 points quarter-over-quarter. We expect to continue our focus on operational expense discipline and execute to our annualized long-term model of 39% of revenue, on a non-GAAP basis.

Operating Margins

•	GAAP operating margins: 16.7%, a decrease of 3.2 points year-over-year and an increase of 3.2 points sequentially.

Non-GAAP operating margins: 22.5%, a decrease of 2.7 points year-over-year and an increase of 3.2 points sequentially.

We continue to focus on profitable growth and prudent cost management as we execute to our annualized long-term model of 25% of revenue, on a non-GAAP basis.

Tax Rate

•	GAAP tax rate: 27.2%, relatively flat compared to 27.7% last quarter.

Non-GAAP tax rate: 26.2%, relatively flat compared to 25.9% last quarter.

Diluted Earnings Per Share

•	GAAP diluted earnings per share: $0.36, a decrease of $0.04 year-over-year and an increase of $0.13 sequentially.

Non-GAAP diluted earnings per share: $0.50, a decrease of $0.03 year-over-year and an increase of $0.13 sequentially.

The year-over-year decrease, on a GAAP and non-GAAP basis, is primarily due to lower gross margin and an increase in operating expenses. The sequential increase of $0.13 was primarily due to the positive impact from higher revenue.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except product book-to-bill, days sales outstanding (“DSO”), and headcount)	Q2’16	Q1’16	Q4’15	Q3’15	Q2’15
Cash(1)	$3,491.1	$3,416.8	$3,192.2	$3,247.0	$3,076.3
Debt(2)	2,132.5	2,131.8	1,937.4	1,937.0	1,936.7
Net cash and investments(3)	1,358.6	1,285.0	1,254.8	1,310.0	1,139.6
Operating cash flow	354.4	172.4	117.0	293.0	263.2
Capital expenditures	67.6	49.3	55.4	71.1	39.6
Depreciation and amortization	49.2	45.4	43.4	40.8	39.9
Share repurchases	125.5	75.0	92.5	50.0	600.0
Dividends	$38.1	$38.3	$38.3	$38.5	$38.7
Diluted shares	386.3	389.3	390.9	389.2	397.2
Product book-to-bill	>1	>1	>1	>1	>1
DSO	55	64	53	42	39
Headcount	9,617	9,274	9,058	8,934	8,815

(1)	Cash includes cash, cash equivalents, and investments.
(2)	Certain amounts in the prior period have been retrospectively adjusted to conform to the current period presentation.
(3)	Net cash and investments includes, cash, cash equivalents, and investments, net of debt.

Balance Sheet

•	Cash: $3.5 billion, up $74 million from the prior quarter, with 12% held onshore. The increase in cash was largely driven by $354 million cash generated from operations offset by $164 million of capital return and $68 million of capital expenditures.

•	Debt: $2.1 billion. We continue to maintain investment grade credit ratings of BBB/Baa2 by S&P and Moody’s. We believe that our debt has well staggered maturities and aligns with our focus on an efficient capital structure.

•	Net cash and investments: $1.4 billion, an increase of $74 million quarter-over-quarter primarily due to cash from operations, partially offset by share repurchases of $126 million, capital expenditures of $68 million, and dividend payments of $38 million.

Cash Flow

•	Cash flow from operations: Cash flow from operations was $354 million, up $91 million year-over year and up $182 million sequentially. The year-over-year increase was primarily due to an increase in deferred revenue. Sequentially, the increase was driven by higher net income and improved collections.

DSO

•	DSO: 55 days, compared to 64 days from the prior quarter, a decrease of 9 days. The quarter-over-quarter improvement was driven by better shipment and invoicing linearity, as the challenges we experienced during the ramp up of our new ERP system in Q1 are largely behind us. Going forward, we expect DSO to remain in our target range of 45 to 55 days.

Capital Return

•	We continue to deliver on our commitment to shareholders and execute on our capital return plan.

•	We repurchased $126 million of shares in the quarter and paid $38 million in dividends.

•	Diluted shares declined 3% year-over-year.

•	Since the first quarter of 2014, inclusive of share repurchases and dividends, we have returned approximately $3.91 billion of capital to shareholders against our commitment to return $4.1 billion by end of 2016 and reduced our diluted share count by 22%.

•	A quarterly dividend of $0.10 per share was paid in June.

•	We are committed to a capital return policy of approximately 50% of annual free cash flow, inclusive of share repurchases and dividends, after completion of the $4.1 billion capital return program.

Demand metrics

•	Product book-to-bill was greater than 1.

•	Total deferred revenue was $1,296 million, up $191 million year-over-year and up $36 million quarter-over-quarter.

•	Product deferred revenue was $291 million, an increase of $86 million year-over-year and $30 million quarter-over-quarter.

Headcount

•	9,617, an increase of 343 employees or 4% quarter-over- quarter, primarily due to the BTI acquisition and an increase in Services and Sales headcount.

Q3 2016 Outlook

These metrics are provided on a non-GAAP basis, except for revenue and share count.

We remain constructive on revenue for 2016, and expect modest growth despite the current macro environment. We will continue to prudently manage our operating expenses. However, we expect gross margins to remain approximately at their Q2 levels in the near-term. As a result, we expect operating margins for the full year 2016 to decline slightly, relative to the full year 2015. We are confident in our long-term model and remain focused on growth and operating margin expansion.

The outlook assumes that the exchange rate of the US dollar to other currencies will remain relatively stable at current levels.

Our guidance for the quarter ending September 30, 2016, is as follows:

•	Revenues will be approximately $1,250 million, plus or minus $30 million.

•	Non-GAAP gross margin will be approximately 63%, plus or minus 0.5%.

•	Non-GAAP operating expenses will be approximately $500 million, plus or minus $5 million.

•	Non-GAAP operating margin will be approximately 23% at the midpoint of revenue guidance.

•	Non-GAAP tax rate of approximately 26.5% for the third quarter, which includes the benefit of the permanent R&D tax credit.

•	Non-GAAP net income per share will range between $0.48 and $0.54 on a diluted basis. This assumes a flat share count from the second quarter.

All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring charges (benefits), impairment charges, professional services related to non-routine stockholder matters, litigation settlement and resolution charges, gain or loss on equity investments, retroactive impact of certain tax settlements, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions.

Juniper is unable to provide a reconciliation of non-GAAP guidance measures to corresponding GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the foregoing items that have been excluded. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Forward-Looking Statements

Statements in this CFO Commentary and related conference call concerning Juniper Networks’ business, economic and market outlook, long-term financial model, product portfolio and success of particular products and product families, the contribution of new products to our revenues, our DSO going forward, future financial and operating results, ability to deliver revenue, earnings and margin growth, improvements to our cost structure and expense reductions and management, innovation pipeline, capital structure, capital return program, including future dividends, dividend growth and share repurchases, 2016 operating principles, expectations on the future impact of our ERP system, and overall future prospects are forward looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending and spending by communication service providers and major customers; the network capacity requirements of communication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; issues resulting from the transition to our new ERP system; manufacturing and supply chain constraints, changes or disruptions; availability of key product components; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; currency fluctuations; litigation settlements and resolutions; the potential impact of activities related to the execution of capital return and product rationalization; and other factors listed in Juniper Networks’ most recent report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”). All statements contained in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information contained in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document.

Use of Non-GAAP Financial Measures

This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; product gross margin as a percentage of product revenue; service gross margin as a percentage of service revenue; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; and diluted earnings per share. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring charges (benefits), impairment charges, professional services related to non-routine stockholder matters, litigation settlement and resolution charges, gain or loss on equity investments, retroactive impact of certain tax settlements, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures.

Juniper Networks, Inc.

Preliminary Supplemental Data

(in millions)

(unaudited)

Deferred Revenue

	As of
	June 30, 2016	December 31, 2015
Deferred product revenue:
Undelivered product commitments and other product deferrals	$242.5	$210.1
Distributor inventory and other sell-through items	99.9	81.8

Deferred gross product revenue	342.4	291.9
Deferred cost of product revenue	(51.6)	(51.6)

Deferred product revenue, net	290.8	240.3
Deferred service revenue	1,004.8	927.8

Total	$1,295.6	$1,168.1

Reported as:
Current	$933.0	$822.9
Long-term	362.6	345.2

Total	$1,295.6	$1,168.1

Security Products: Quarterly Revenue Trend

	Q2’15	Q3’15	Q4’15	Q1’16	Q2’16	Q/Q		Y/Y
SRX Platform and Security Software	$95.4	$111.4	$110.5	$68.1	$74.3	$6.2	9%	$(21.1)	(22)%
Screen OS and Other Legacy	11.7	8.2	5.6	5.3	3.9	(1.4)	(26)%	(7.8)	(67)%

Total product revenue	$107.1	$119.6	$116.1	$73.4	$78.2	$4.8	7%	$(28.9)	(27)%

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
GAAP gross margin - Product	$533.8	$475.1	$588.0
GAAP product gross margin % of product revenue	61.9%	63.1%	65.4%
Share-based compensation expense	1.5	1.9	1.5
Share-based payroll tax expense	—	0.3	0.1
Amortization of purchased intangible assets	3.6	2.4	4.7
Acquisition/divestiture and other charges	2.8	—	—

Non-GAAP gross margin - Product	$541.7	$479.7	$594.3

Non-GAAP product gross margin % of product revenue	62.8%	63.7%	66.1%
GAAP gross margin - Service	$222.6	$215.8	$193.5
GAAP service gross margin % of service revenue	62.0%	62.6%	60.0%
Share-based compensation expense	4.3	3.5	3.8
Share-based payroll tax expense	0.3	0.5	0.3

Non-GAAP gross margin - Service	$227.2	$219.8	$197.6

Non-GAAP service gross margin % of service revenue	63.3%	63.7%	61.3%
GAAP gross margin	$756.4	$690.9	$781.5
GAAP gross margin % of revenue	61.9%	62.9%	63.9%
Share-based compensation expense	5.8	5.4	5.3
Share-based payroll tax expense	0.3	0.8	0.4
Amortization of purchased intangible assets	3.6	2.4	4.7
Acquisition/divestiture and other charges	2.8	—	—

Non-GAAP gross margin	$768.9	$699.5	$791.9

Non-GAAP gross margin % of revenue	63.0%	63.7%	64.8%
GAAP research and development expense	$247.9	$251.0	$251.6
Share-based compensation expense	(29.5)	(32.3)	(32.5)
Share-based payroll tax expense	(0.4)	(1.6)	(0.7)

Non-GAAP research and development expense	$218.0	$217.1	$218.4

GAAP sales and marketing expense	$243.7	$231.8	$232.4
Share-based compensation expense	(13.8)	(9.4)	(13.4)
Share-based payroll tax expense	(0.8)	(1.1)	(0.8)
Amortization of purchased intangible assets	(0.8)	(0.5)	(0.6)

Non-GAAP sales and marketing expense	$228.3	$220.8	$217.6

GAAP general and administrative expense	$58.6	$59.4	$56.3
Share-based compensation expense	(6.5)	(4.7)	(7.7)
Share-based payroll tax expense	(0.1)	(0.2)	(0.1)
Amortization of purchased intangible assets	(0.4)	(0.4)	(0.3)
Acquisition/divestiture and other charges	(3.6)	(4.2)	(0.5)

Non-GAAP general and administrative expense	$48.0	$49.9	$47.7

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
GAAP operating expenses	$552.6	$542.2	$538.4
GAAP operating expenses % of revenue	45.2%	49.4%	44.1%
Share-based compensation expense	(49.8)	(46.4)	(53.6)
Share-based payroll tax expense	(1.3)	(2.9)	(1.6)
Amortization of purchased intangible assets	(1.2)	(0.9)	(0.9)
Restructuring (charges) benefits	(2.4)	—	1.9
Acquisition/divestiture and other charges	(3.6)	(4.2)	(0.5)

Non-GAAP operating expenses	$494.3	$487.8	$483.7

Non-GAAP operating expenses % of revenue	40.5%	44.4%	39.6%
GAAP operating income	$203.8	$148.7	$243.1
GAAP operating margin	16.7%	13.5%	19.9%
Share-based compensation expense	55.6	51.8	58.9
Share-based payroll tax expense	1.6	3.7	2.0
Amortization of purchased intangible assets	4.8	3.3	5.6
Restructuring charges (benefits)	2.4	—	(1.9)
Acquisition/divestiture and other charges	6.4	4.2	0.5

Non-GAAP operating income	$274.6	$211.7	$308.2

Non-GAAP operating margin	22.5%	19.3%	25.2%
GAAP income tax provision	$52.2	$35.1	$68.0
GAAP income tax rate	27.2%	27.7%	30.1%
Income tax effect of non-GAAP exclusions	15.9	14.6	10.8

Non-GAAP provision for income tax	$68.1	$49.7	$78.8

Non-GAAP income tax rate	26.2%	25.9%	27.4%
GAAP net income	$140.0	$91.4	$158.0
Share-based compensation expense	55.6	51.8	58.9
Share-based payroll tax expense	1.6	3.7	2.0
Amortization of purchased intangible assets	4.8	3.3	5.6
Restructuring charges (benefits)	2.4	—	(1.9)
Acquisition/divestiture and other charges (income)	6.4	1.5	(3.0)
(Gain) loss on equity investments	(3.3)	5.1	—
Income tax effect of non-GAAP exclusions	(15.9)	(14.6)	(10.8)

Non-GAAP net income	$191.6	$142.2	$208.8

GAAP diluted net income per share	$0.36	$0.23	$0.40

Non-GAAP diluted net income per share	$0.50	$0.37	$0.53

Shares used in computing diluted net income per share	386.3	389.3	397.2